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                                                                       EXHIBIT 5




                                 March 30, 2000

GAINSCO, INC.
500 Commerce Street
Fort Worth, Texas 76102-5439

      Re:   Registration Statement on Form S-8 of GAINSCO, INC.

Gentlemen:

      We are acting as counsel for GAINSCO, INC., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 2,650,710 shares of the Company's Common Stock, par value $0.10 per share (the "Shares"), in respect of the GAINSCO, INC. 1998 Long-Term Incentive Plan, GAINSCO, INC. 1995 Stock Option Plan and Nonqualified Stock Option Agreement dated July 24, 1998 for Glenn W. Anderson pursuant to Employment Agreement dated April 25, 1998 (the "Plans"). A Registration Statement on Form S-8 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

      In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Restated Articles of Incorporation, as amended, the Bylaws of the Company and copies of the Plans. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

      Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the laws of the State of Texas, the Texas Business Corporation Act and the federal laws of the United States of America, it is our opinion that the Shares, when sold by the Company in respect of the Plans, will be validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                Very truly yours,

                                                /s/ Jackson Walker L.L.P.


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